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EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        We hereby consent to the use in the Prospectus constituting part of Amendment No. 2 to the Registration Statement on Form S-4 of Millstream Acquisition Corporation, of our report dated February 26, 2004 (except for Note 10, as to which the date is June 29, 2004) relating to the consolidated and combined financial statements of NationsHealth Holdings, LLC as of December 31, 2003 and 2002 and for each of the two years in the period ended December 31, 2003 and from inception (July 3, 2001) to December 31, 2001, appearing in such Prospectus. We also consent to the references to us under the heading "Experts" in the Prospectus.

/s/ Rachlin Cohen & Holtz LLP
RACHLIN COHEN & HOLTZ LLP

Fort Lauderdale, Florida
July 1, 2004

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  EXHIBIT 23.2